Exhibit 10


PRIVATE AND CONFIDENTIAL


July 18, 2002

Mr. Peter Beresford
30 Wilket Road
Toronto, Ontario
M2L 1N8


Dear Peter:
                  Re: Employment with Magna Entertainment Corp.

Further to our recent discussions, this letter will confirm the terms and conditions of your employment with Magna Entertainment Corp. ("MEC" or the "Corporation"), as follows:

1. Position: Subject to the approval of the Board of Directors of the Corporation, you will be appointed Executive Vice-President, Marketing and Strategic Planning of MEC. In such capacity, you shall perform the duties assigned to you from time to time by the President and Chief Executive Officer of MEC or his designee. You shall carry out your day-to-day duties from the head office of the Corporation in Aurora; however, you acknowledge that you will be expected to engage in reasonable business travel based on the nature of your position and job responsibilities and the location of MEC's properties and operations. You will devote substantially all of your business time, energy and skill to the performance of your duties for the Corporation.

2. Base Salary: You shall receive a Base Salary of US$400,000 per annum (less statutorily required deductions and any deductions that you elect), payable in arrears in equal instalments in accordance with MEC's standard payroll practices.

3. Bonus: In addition to your Base Salary, you shall receive a guaranteed bonus of US$200,000 per annum (less statutorily required deductions) (the "Guaranteed Bonus"), payable in arrears in equal quarterly instalments in accordance with the Corporation's standard practices, pro-rated for any partial calendar years. You and the Corporation will attempt to settle upon a mutually agreeable profit sharing arrangement, to be established as of January 1, 2003, whereby you will receive a percentage of the pre-tax profits of MEC (the "Profit Sharing Bonus"). In the event the Profit Sharing Bonus arrangement is so determined and agreed upon, the Guaranteed Bonus shall cease as of December 31, 2002 and the Profit Sharing Bonus shall continue in its place effective January 1, 2003. In the absence of such agreement, the Guaranteed Bonus shall continue until such time as the Profit Sharing Bonus arrangement is determined and agreed upon.

4. Benefits: During your employment by the Corporation, you will be entitled to:

    (a) participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation, as such insurance and other benefit programs may be in effect and provided from time to time, with the exception of any pension plan or Employee Equity Participation and Profit Sharing Plan or any equivalent or related plans in effect from time to time;

    (b) four (4) weeks vacation in respect of each completed twelve (12) month period in accordance with the Corporation's vacation policy, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof, and such holidays as are available to employees of the Corporation in accordance with the Corporation's holiday policy; and

    (c) reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's travel and expense reimbursement policies from time to time, but excluding automobile operating costs.

5. Stock Options: Subject to compliance with all applicable laws, MEC shall grant you options to purchase 250,000 shares of Class A Subordinate Voting Stock of MEC at an exercise price per share which is equal to the closing trading price of the shares on the trading day immediately preceding the date that the options are granted. The options will have a term of ten years from date of grant and will vest one-fifth on the date of grant and an additional one-fifth on each of the first four anniversaries of the date of grant. The grant of options will be subject to you entering into a Stock Option Agreement with MEC in the standard form used by MEC from time to time for employee stock option grants under MEC's Long-Term Incentive Plan, except that, such Agreement will provide that, if your employment is terminated by MEC in accordance with the provisions of Section 6(b), your options which have vested as of such date may be exercised for a period of eighteen (18) months from the date of termination. Should your employment with MEC terminate for any other reason, the term of your options shall be reduced as provided in the Stock Option Agreement referred to above. Such options shall be subject to all other terms and conditions set forth in the Stock Option Agreement referred to above and/or in MEC's Long-Term Incentive Plan. Upon receipt of an executed copy of this Agreement, we will place this matter before the Compensation Committee of the Board of Directors of MEC at the earliest reasonable opportunity.

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6.  Termination:

    (a) Your employment and this Agreement, including all benefits provided for under this Agreement, will terminate without notice or payment in lieu thereof, on (a) the acceptance by the Corporation of your voluntary resignation, (b) at the Corporation's option, your disability for an aggregate of three (3) months or more in any twelve (12) month period, subject to any statutory requirement to accommodate such disability, (c) your death, or (d) your dismissal for just cause or by reason of your breach of the terms of this Agreement.

    (b) Notwithstanding Section 6(a), you may, at any time, terminate your employment and this Agreement by providing the Corporation with sixty
        (60) days prior written notice of intention to terminate. In addition, the Corporation may at any time, for any reason, terminate your employment and this Agreement by providing you with twelve (12) months prior written notice of intention to terminate, or may elect to terminate your employment and this Agreement immediately by paying you a severance allowance of US$600,000 (less statutorily required deductions) either in a lump sum within thirty (30) days of the date of termination or monthly, in arrears and without interest, in twelve (12) equal instalments commencing thirty (30) days from the date of termination. The Corporation may also terminate your employment and this Agreement by providing you with a combination of advance notice of less than twelve
        (12) months and a severance allowance. In such case, the severance allowance shall equal the severance allowance set forth above, pro-rated based on the amount of time that elapsed between the date the Corporation notified you of the termination and the effective date of the termination. If your employment is terminated by the Corporation pursuant to this Section 6(b), the Corporation shall maintain on your behalf the benefits referred to in Section 4(a), except for disability insurance, for a period of twelve (12) months from the date of termination. Your disability insurance shall be continued for the period required by applicable statute.

    (c) Upon termination of this Agreement, the provisions of Section 7 shall continue in full force and effect. In the event that you breach the provisions of Section 7, the payment of any further instalments of your severance allowance will immediately cease. At the option of the Corporation, the amount paid to you in each instalment of your severance allowance may be offset by any income earned by you, during the period in which you are entitled to receive instalments, from alternate or self-employment.

    (d) The termination provisions set forth above in this Section 6 represent all severance pay entitlement, notice of termination or pay in lieu thereof, salary, bonuses, automobile allowances, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation or any affiliated or related companies (the "Magna Group"), and the termination of your employment and this Agreement.

7. Other Conditions: You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

    (a) Technology, Know-How, Inventions, Patents: That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the Corporation shall be the exclusive property of the Corporation and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

    (b) Confidentiality: You shall keep confidential at all times during and after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation, or any member of the Magna Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.

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    (c) Non-Competition: During the term of your employment with the Corporation and for a period of twelve (12) months after the cessation of your employment, you shall neither compete, directly or indirectly, in any capacity, with the business of the Corporation or any other member of the Magna Group in respect of which you have had access to proprietary or confidential information, nor solicit any employee thereof.

    (d) Other Agreements. In addition, if requested at any time, you shall execute a separate form of Employee Confidentiality Agreement or such other form of proprietary information and/or confidentiality agreement that the Corporation may require from its employees from time to time, as a condition of your continued employment.

8. Start Date: Your employment with the Corporation shall commence on Tuesday, September 3, 2002, or such earlier or later date as may be mutually agreed upon.

9. Assignability: The Corporation may, in its sole discretion, assign this Agreement to an affiliated company or other company at any time. Upon any such assignment, the terms and conditions of this Agreement shall continue in full force and effect. You may not assign this Agreement or your obligations hereunder.

10. Severability: In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of you and the Corporation in entering into this Agreement.

11. Modifications: This Agreement shall not be modified by any oral agreement, express or implied, and all modifications hereof shall be in writing and signed by you and the Corporation. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

If the terms of employment as set out in this Agreement are acceptable to you, please sign and date three (3) copies of this Agreement in the places indicated and return two (2) fully signed copies to my attention by July 26, 2002, after which, if not so signed and returned, this Agreement shall become null and void and of no effect. Upon execution by you, this Agreement will continue to apply to your employment in a similar or other capacity with the Corporation, or any other member of the Magna Group.

Yours very truly,



Jim McAlpine
President and Chief
Executive Officer

JM:hb

I hereby accept the terms and conditions set out above and acknowledge that this Agreement contains all of the terms and conditions of my employment with the Corporation and that no other terms, conditions or representations, other than those within this letter, form part of this Agreement . I confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would impair me in carrying out my duties and functions with the Corporation. Furthermore, I confirm that during the term of my employment I will not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor will I provide such information to the Corporation should I be requested to do so, until such time as such information is no longer confidential or proprietary, or comes into the public domain.

Date:  _________________            ____________________________________
                                              Peter Beresford



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